Astoria Financial Corporation First Quarter Earnings Per Common Share Increases 27% To $0.14

Quarterly Common Cash Dividend of $0.04 Per Share Declared

LAKE SUCCESS, N.Y., April 17, 2013 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", or the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $13.9 million, or $0.14 diluted earnings per common share ("diluted EPS") for the quarter ended March 31, 2013, representing increases of 39% and 27%, respectively, from net income of $10.0 million, or $0.11 diluted EPS, for the quarter ended March 31, 2012. The quarter ended March 31, 2012 includes net charges totaling $3.4 million ($2.2 million, or $0.02 per share, after-tax), representing severance related expenses associated with cost control initiatives implemented in the 2012 first quarter.

First Quarter Financial Highlights

Loan Portfolio Shift Continues:

  Multifamily/commercial real estate ("MF/CRE") loan originations totaled $345.6 million.
  MF/CRE loans continue to become a larger percentage of the loan portfolio and increased to 26% of total loans at March 31, 2013 from 24% at December 31, 2012.
  MF/CRE loan pipeline increased 27% from December 31, 2012 to $706.7 million at March 31, 2013.

Greater Core Deposit Concentration:

  Lower cost core deposits continue to become a larger percentage of deposits and increased to 64% of total deposits at March 31, 2013 from 62% at December 31, 2012;
  Business deposits increased 15% from December 31, 2012 to $563.1 million at March 31, 2013.
  Total deposits increased to 73% of interest-bearing liabilities at March 31, 2013 from 70% at December 31, 2012.

Operating Expense Improvement:

  Year over year decline in operating expenses achieved through cost control initiatives implemented in 2012 resulting in lower compensation and benefits expense, coupled with lower FDIC insurance premium and REO expenses.

Commenting on the first quarter results, Monte N. Redman, President and Chief Executive Officer of Astoria stated, "The double digit percentage increase in earnings in the 2013 first quarter compared to 2012 is largely due to a decline in operating expenses, primarily lower compensation and benefits expense. Our results also reflect the success from our strategy of repositioning the balance sheet as evidenced by significant increases in both our MF/CRE loan portfolio and core deposits, all of which should contribute to enhancing profitability and improving the value of our franchise."

Board Declares Quarterly Common Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its April 17, 2013 meeting, declared a quarterly common cash dividend of $0.04 per share. The dividend is payable on June 1, 2013 to shareholders of record as of May 15, 2013. This is the seventy-second consecutive quarterly common cash dividend declared by the Company.

First Quarter Earnings Summary
Net interest income for the quarter ended March 31, 2013 totaled $84.0 million compared to $87.4 million for the previous quarter and $88.2 million for the 2012 first quarter. The net interest margin for the quarter ended March 31, 2013 was 2.19% compared to 2.21% for the previous quarter and 2.20%for the 2012 first quarter.

Non-interest income for the quarter ended March 31, 2013 totaled $18.3 million compared to $21.6 million for the previous quarter and $19.6 million for the 2012 first quarter. The linked quarter decrease is primarily due to the absence of gains on sales of securities, partially offset by increases in mortgage banking income, net. The year over year decrease is due, in addition to the above, to a decrease in customer service fees.

General and administrative ("G&A") expense for the quarter ended March 31, 2013 totaled $71.6 million compared to $73.2 million for the previous quarter and $82.2 million for the 2012 first quarter. The decrease from the 2012 first quarter relates in large part to the impact of the cost control initiatives in 2012. The 2012 first quarter included net charges associated with cost control initiatives totaling $3.4 million, while periods subsequent to the 2012 first quarter have reflected lower operating costs as a result. In addition, the 2013 first quarter G&A also benefitted from a $1.6 million reduction in FDIC insurance premium expense as compared to the 2012 fourth quarter and a $1.0 million reduction as compared to the 2012 first quarter. The 2013 first quarter also included a reduction in compensation and benefits expense in the amount of $3.1 million, related to changes in certain compensatory policies which became effective January 1, 2013, as well as a one-time charge to occupancy, equipment and systems expense in the amount of $2.5 million, to conform to a straight-line basis the rental expense on operating leases for certain branch locations.

Balance Sheet Summary
Total assets decreased $286.1 million from December 31, 2012 and totaled $16.2 billion at March 31, 2013. The decline is primarily attributable to a decrease in the loan portfolio partially offset by an increase in the securities portfolio. The loan portfolio decreased $312.2 million from December 31, 2012 and totaled $12.9 billion at March 31, 2013.

The one-to-four family (residential) loan portfolio decreased $513.9 million from December 31, 2012 to $9.2 billion at March 31, 2013. The decline was due to the pace of residential loan prepayments exceeding the pace of residential loan originations due to historic low interest rates for 30-year fixed rate conforming loans, thereby making the hybrid ARM product less attractive to borrowers. For the quarter ended March 31, 2013, residential loan originations for portfolio totaled $233.5 million compared to $880.4 million for the comparable 2012 period. The loan-to-value ratio of the residential loan production for portfolio for the 2013 first quarter averaged approximately 61% at origination and the loan amount averaged approximately $756,000. Residential loan prepayments for the quarter ended March 31, 2013 totaled $638.5 million compared to $633.7 million for the 2012 fourth quarter and $766.7 million for the 2012 first quarter.

The combined MF/CRE portfolio increased $210.8 million, or 7%, from December 31, 2012 to $3.4 billion at March 31, 2013 and represents 26% of the total loan portfolio. For the quarter ended March 31, 2013, MF/CRE loan originations totaled $345.6 million compared to $344.3 million for the 2012 first quarter. The 2013 first quarter MF/CRE loans were originated with loan-to-value ratios averaging approximately 52%, balances averaging approximately $2.8 million and weighted average debt coverage ratios of 1.82%. MF/CRE loan prepayments for the quarter ended March 31, 2013 totaled $99.0 million compared to $192.3 million for the comparable 2012 period. At March 31, 2013, the MF/CRE pipeline totaled $706.7 million.

Deposits increased slightly from December 31, 2012 to $10.4 billion at March 31, 2013. Core deposits, which totaled $6.7 billion, or 64% of total deposits, at March 31, 2013, increased 3% and had a weighted average rate of 10 basis points at March 31, 2013. Certificates of deposit ("CDs"), which totaled $3.8 billion at March 31, 2013, or 36% of total deposits, declined 5%. At March 31, 2013, total deposits include business deposits of $563.1 million, an increase of 15% since year-end 2012. "The expansion of our business banking initiatives continues to facilitate the growth in our core deposits by generating new core relationships within the community and deepening our existing relationships," Mr. Redman noted.

Borrowings decreased $464.9 million, or 11%, from December 31, 2012 to $3.9 billion at March 31, 2013. The growth in core deposits and decrease in CDs and borrowings reflects our efforts to reposition the mix of liabilities. Total deposits increased to 73% of total interest-bearing liabilities at March 31, 2013, up from 70% at December 31, 2012.

Stockholders' equity increased $143.5 million to $1.4 billion, or 8.87% of total assets, at March 31, 2013. The increase is primarily attributed to the issuance of preferred stock in the 2013 first quarter, the net proceeds from which will be used toward the redemption, scheduled to occur on May 10, 2013, of the 9.75% capital securities issued by Astoria Capital Trust I, an affiliated Delaware trust resulting from the concurrent prepayment of our 9.75% junior subordinated debentures due November 1, 2029. The aggregate liquidation amount of the capital securities outstanding is $125 million which will be redeemed at 103.413% of the outstanding liquidation amount resulting in a prepayment penalty of $4.3 million in the 2013 second quarter. Astoria Federal continues to be well-capitalized with Tier 1 leverage, tangible, Total risk-based and Tier 1 risk-based capital ratios of 9.42%, 9.42%, 16.74% and 15.48%, respectively, at March 31, 2013.

Asset Quality
Non-performing loans ("NPLs") totaled $366.5 million, or 2.26% of total assets, at March 31, 2013. In the 2013 first quarter, in addition to Chapter 7 bankruptcy loans ("bankruptcy loans") reported as NPLs as of December 31, 2012, we also included loans discharged prior to 2012 in a Chapter 7 bankruptcy filing regardless of the delinquency status of the loan. As a result, NPLs reported at March 31, 2013 increased $51.4 million as compared to December 31, 2012, even as loans 90 days or more past due continued to decline. NPLs at March 31, 2013 include $66.5 million of bankruptcy loans which are less than 90 days past due, including $54.3 million which were discharged prior to 2012. Of the total bankruptcy loans which are less than 90 days past due at March 31, 2013, $58.2 million are current, $6.5 million are 30-59 days past due and $1.8 million are 60-89 days past due. Such loans continue to generate interest income on a cash basis as payments are received.

Residential NPLs totaled $343.5 million, of which $271.1 million are 90 days or more delinquent, MF/CRE NPLs totaled $16.5 million and consumer and other NPLs totaled $6.5 million at March 31, 2013 compared to $291.1 million, $17.5 million and $6.5 million, respectively, at December 31, 2012. Of the $271.1 million of residential NPLs delinquent 90 or more days, $238.5 million, or 88%, represent loans which, at 180 days delinquent and annually thereafter were reviewed, and charged-off as needed, to the estimated fair value of the underlying collateral at such time, less estimated selling costs.

The following table illustrates non-performing loan trends:

($ in millions)	NPLs Less than 90 days Past Due	NPLs 90 days or more Past Due	Total NPLs
At Mar. 31, 2011	$27.3	$346.5	$373.8
At Mar. 31, 2012	$34.0	$321.6	$355.6
At Mar. 31, 2013	$79.2(1)	$287.3	$366.5(1)

(1) Includes $66.5 million of loans that are current

The table below details, as of March 31, 2013, the ten largest concentrations by state of residential loans and the respective non-performing loan totals in those states.

($ in millions) State	Total Residential Loans	% of Total Residential Portfolio	Total Residential NPLs	NPLs as % of State Total
New York	$2,675.2	29.1%	$53.6	2.00%
Connecticut	$ 979.6	10.7%	$31.7	3.24%
Illinois	$ 941.3	10.2%	$44.3	4.71%
Massachusetts	$ 748.0	8.1%	$12.6	1.68%
New Jersey	$ 685.9	7.5%	$64.7	9.43%
Virginia	$ 570.2	6.2%	$17.1	3.00%
California	$ 558.6	6.1%	$30.9	5.53%
Maryland	$ 545.4	5.9%	$41.9	7.68%
Washington	$ 249.8	2.7%	$ 3.5	1.40%
Texas	$ 232.8	2.5%	$ 0.1	0.04%
Top 10 States	$ 8,186.8	89.0%	$300.4	3.67%
All other states (1,2)	$ 1,010.5	11.0%	$ 43.1	4.27%
Total Residential Portfolio	$ 9,197.3	100.0%	$343.5(3)	3.73%

(1) Includes 25 states and Washington, D.C.
(2) Includes Florida with $168.6 million total loans, of which $18.9 million are non-performing loans.
(3) Includes $72.4 million less than 90 days delinquent.

Selected Asset Quality Metrics
(at or for the three months ended March 31, 2013)

($ in millions)	Residential	Multi- family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 9,197.3	$ 2,576.3	$ 815.1	$ 259.0(1)	$12,911.8 (2)
Non-performing loans	$ 343.5 (3,4)	$ 7.6	$ 8.9	$ 6.5	$ 366.5 (5)
NPLs/total loans	2.66%	0.06%	0.07%	0.05%	2.84%
Net charge-offs 1Q13	$ 6.6	$ 1.8	$ 1.2	$ 0.8	$ 10.4

(1) Includes home equity loans of $223.6 million.
(2) Includes $64.1 million of net unamortized premiums and deferred loan costs.
(3) Includes $72.4 million of loans less than 90 days past due.
(4) Includes $238.5 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter.
(5) Includes $79.2 million of loans less than 90 days past due.

Included in the 2013 first quarter residential net loan charge-offs are $5.3 million of charge-offs on $32.9 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2013 first quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "We expect the level of NPLs 90 days or more delinquent will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 88% of the residential NPLs 90 days or more delinquent, to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook
Commenting on the future outlook, Mr. Redman stated, "Although the U.S. economy has begun showing signs of improvement, with interest rates expected to remain at historic lows for the near term, the operating environment continues to remain challenging. We will continue to concentrate on growing the MF/CRE loan portfolio and increasing low-cost core deposits. We are encouraged by the success we have achieved on both sides of the balance sheet, which is reflected in the loan closings and the significant increase in the MR/CRE pipeline as well as the growth in retail and business core deposits during the quarter. We look forward to this growth continuing in the future which should help in our efforts to maintain the net interest margin for 2013 slightly higher than the margin for 2012."

Earnings Conference Call April 18, 2013 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, April 18, 2013 at 10:00 a.m. (ET). The toll-free dial-in number is (877) 709-8150. A telephone replay will be available on April 18, 2013 from 1:00 p.m. (ET) through midnight April 27, 2013 (ET). The toll-free replay number is (877) 660-6853, ID# 411657. The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

Astoria Financial Corporation, with assets of $16.2 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.4 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and through correspondent relationships covering nine states and the District of Columbia. Astoria Federal also originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the metropolitan area.

Forward Looking Statements
This press release may contain a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures may adversely affect our business; transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve Board; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	March 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$127,829	$121,473
Securities available-for-sale	428,374	336,300
Securities held-to-maturity
(fair value of $1,732,726 and $1,725,090, respectively)	1,709,427	1,700,141
Federal Home Loan Bank of New York stock, at cost	145,502	171,194
Loans held-for-sale, net	31,548	76,306
Loans receivable:
Mortgage loans, net	12,652,035	12,958,999
Consumer and other loans, net	259,748	264,973
	12,911,783	13,223,972
Allowance for loan losses	(144,250)	(145,501)
Total loans receivable, net	12,767,533	13,078,471
Mortgage servicing rights, net	8,465	6,947
Accrued interest receivable	42,497	41,688
Premises and equipment, net	114,531	115,632
Goodwill	185,151	185,151
Bank owned life insurance	417,863	418,155
Real estate owned, net	23,487	28,523
Other assets	208,317	216,661

TOTAL ASSETS	$16,210,524	$16,496,642

LIABILITIES
Deposits	$10,445,333	$10,443,958
Federal funds purchased	125,000	-
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,307,000	2,897,000
Other borrowings, net	376,629	376,496
Mortgage escrow funds	151,017	113,101
Accrued expenses and other liabilities	268,053	272,098

TOTAL LIABILITIES	14,773,032	15,202,653

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 and -0- shares issued and outstanding, respectively)	129,796	-

Common stock, $.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 98,911,526 and 98,419,318 shares outstanding, respectively)
	1,665	1,665
Additional paid-in capital	881,966	884,689
Retained earnings	1,895,521	1,891,022
Treasury stock (67,583,362 and 68,075,570 shares, at cost, respectively)	(1,396,584)	(1,406,755)
Accumulated other comprehensive loss	(72,299)	(73,090)
Unallocated common stock held by ESOP
(702,449 and 967,013 shares, respectively)	(2,573)	(3,542)

TOTAL STOCKHOLDERS' EQUITY	1,437,492	1,293,989

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,210,524	$16,496,642

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2013	2012
Interest income:
Residential mortgage loans	$80,207	$99,292
Multi-family and commercial real estate mortgage loans	38,623	36,470
Consumer and other loans	2,228	2,341
Mortgage-backed and other securities	10,899	18,021
Interest-earning cash accounts	55	53
Federal Home Loan Bank of New York stock	2,029	1,602
Total interest income	134,041	157,779
Interest expense:
Deposits	17,321	29,427
Borrowings	32,688	40,156
Total interest expense	50,009	69,583

Net interest income	84,032	88,196
Provision for loan losses	9,126	10,000
Net interest income after provision for loan losses	74,906	78,196
Non-interest income:
Customer service fees	9,046	10,482
Other loan fees	522	887
Gain on sales of securities	-	2,477
Mortgage banking income, net	4,776	1,355
Income from bank owned life insurance	2,136	2,423
Other	1,798	1,943
Total non-interest income	18,278	19,567
Non-interest expense:
General and administrative:
Compensation and benefits	31,998	42,160
Occupancy, equipment and systems	19,785	16,724
Federal deposit insurance premiums	10,184	11,203
Advertising	1,340	1,834
Other	8,244	10,280
Total non-interest expense	71,551	82,201

Income before income tax expense	21,633	15,562
Income tax expense	7,781	5,566

Net income	$13,852	$9,996

Basic earnings per common share	$0.14	$0.11

Diluted earnings per common share	$0.14	$0.11

Basic weighted average common shares	96,674,729	95,018,867
Diluted weighted average common and common
equivalent shares	96,674,729	95,018,867

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended March 31,
		2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
			(Annualized)			(Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
Residential	$9,551,733	$80,207	3.36%	$10,646,065	$99,292	3.73%
Multi-family and commercial real estate	3,296,907	38,623	4.69	2,400,624	36,470	6.08
Consumer and other loans (1)	263,978	2,228	3.38	281,317	2,341	3.33
Total loans	13,112,618	121,058	3.69	13,328,006	138,103	4.14
Mortgage-backed and other securities (2)	2,011,325	10,899	2.17	2,444,341	18,021	2.95
Interest-earning cash accounts	91,926	55	0.24	88,254	53	0.24
Federal Home Loan Bank stock	164,248	2,029	4.94	138,819	1,602	4.62
Total interest-earning assets	15,380,117	134,041	3.49	15,999,420	157,779	3.94
Goodwill	185,151			185,151
Other non-interest-earning assets	824,578			932,078
Total assets	$16,389,846			$17,116,649

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,771,082	342	0.05	$2,786,380	1,762	0.25
Money market	1,692,150	2,093	0.49	1,130,700	1,853	0.66
NOW and demand deposit	2,060,170	167	0.03	1,843,246	290	0.06
Total core deposits	6,523,402	2,602	0.16	5,760,326	3,905	0.27
Certificates of deposit	3,859,606	14,719	1.53	5,353,472	25,522	1.91
Total deposits	10,383,008	17,321	0.67	11,113,798	29,427	1.06
Borrowings	4,219,118	32,688	3.10	4,238,790	40,156	3.79
Total interest-bearing liabilities	14,602,126	50,009	1.37	15,352,588	69,583	1.81
Non-interest-bearing liabilities	456,240			512,158
Total liabilities	15,058,366			15,864,746
Stockholders' equity	1,331,480			1,251,903
Total liabilities and stockholders' equity	$16,389,846			$17,116,649

Net interest income/
net interest rate spread (3)		$84,032	2.12%		$88,196	2.13%
Net interest-earning assets/
net interest margin (4)	$777,991		2.19%	$646,832		2.20%
Ratio of interest-earning assets to
interest-bearing liabilities	1.05x			1.04x

(1) Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2) Securities available-for-sale are included at average amortized cost.
(3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2013	2012

Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity	4.27%	3.19%
Return on average tangible common stockholders' equity (1)	4.97	3.75
Return on average assets	0.34	0.23
General and administrative expense to average assets	1.75	1.92
Efficiency ratio (2)	69.94	76.28
Net interest rate spread	2.12	2.13
Net interest margin	2.19	2.20

Asset Quality Data (dollars in thousands)
Non-performing loans (3):
Current	$66,494	$31,701
30-59 days delinquent	9,858	1,289
60-89 days delinquent	2,795	958
90 days or more delinquent	287,310	321,620
Non-performing loans	366,457	355,568

Real estate owned	23,487	39,931

Non-performing assets	389,944	395,499

Net loan charge-offs	10,377	17,286

Non-performing loans/total loans	2.84%	2.66%
Non-performing loans/total assets	2.26	2.08
Non-performing assets/total assets	2.41	2.31
Allowance for loan losses/non-performing loans	39.36	42.16
Allowance for loan losses/total loans	1.12	1.12
Net loan charge-offs to average loans outstanding (annualized)	0.32	0.52

Capital Ratios (Astoria Federal)
Tangible	9.42%	8.75%
Tier 1 leverage	9.42	8.75
Total risk-based	16.74	16.19
Tier 1 risk-based	15.48	14.92

Other Data
Cash dividends paid per common share	$0.04	$0.13
Book value per common share (4)	13.32	13.14
Tangible book value per common share (5)	11.43	11.22
Tangible common stockholders' equity/tangible assets (1) (6)	7.00%	6.41%
Mortgage loans serviced for others (in thousands)	$1,509,914	$1,444,263
Full time equivalent employees	1,525	1,535

(1)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(2)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)

Non-performing loans at March 31, 2013 include $66.5 million of loans which have been discharged in a Chapter 7 bankruptcy filing which are less than 90 days past due, of which $58.2 million are current, $6.5 million are 30-59 days delinquent and $1.8 million are 60-89 days delinquent. Such loans have been classified as non-performing loans pursuant to regulatory guidance issued in 2012.

(4)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(5)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares.
(6)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2013		At December 31, 2012		At March 31, 2012
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$8,926,171	3.68%	$9,420,175	3.73%	$10,233,159	4.03%
Multi-family and commercial real estate	3,374,904	4.46	3,163,067	4.65	2,446,240	5.56
Mortgage-backed and other securities (3)	2,137,801	3.10	2,036,441	3.26	2,514,502	3.48

Interest-bearing liabilities:
Savings	2,752,009	0.05	2,802,298	0.05	2,811,218	0.25
Money market	1,786,472	0.27	1,586,556	0.74	1,166,443	0.69
NOW and demand deposit	2,137,817	0.03	2,094,733	0.03	1,925,073	0.06
Total core deposits	6,676,298	0.10	6,483,587	0.21	5,902,734	0.27
Certificates of deposit	3,769,035	1.55	3,960,371	1.55	5,209,914	1.91
Total deposits	10,445,333	0.62	10,443,958	0.72	11,112,648	1.04
Borrowings, net	3,908,629	3.31	4,373,496	3.03	4,333,666	3.61

(1) Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.
(2) Mortgage loans exclude loans held-for-sale and non-performing loans. However, at March 31, 2013, non-performing residential loans which are current or less than 90 days past due are included.
(3) Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com